EXHIBIT 3.1

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
INTERLEUKIN GENETICS, INC.

It is hereby certified that:

FIRST:	The name of the corporation is Interleukin Genetics, Inc. (the “Corporation”).
SECOND:

The Certificate of Incorporation of the Corporation, as amended to date, is hereby further amended by striking out the first paragraph of Article IV in its entirety and by substituting in lieu thereof the following:

“ARTICLE IV. The total number of shares of all classes of stock which the Corporation shall have authority to issue is 106,000,000 shares, consisting of 100,000,000 shares of common stock, $0.001 par value per share (the “Common Stock”) and 6,000,000 shares of Preferred Stock, $0.001 par value per share (the “Preferred Stock”).”

THIRD:	The amendment of the Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by Kenneth Kornman, its President, this 20 day of June, 2007.

INTERLEUKIN GENETICS, INC.
By:	/s/ KENNETH S. KORNMAN
Kenneth Kornman
President